Exhibit 99.1

News Release

DARLING INGREDIENTS INC. REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

•	Net income of $32.8 million or $0.20 per diluted share; Pro Forma Adjusted EBITDA of $158.0 million

•	Solid performance of the new global business with sharp improvement in USA on a sequential basis

•	Results include $9.2 million of Non-Cash Adjustments and Acquisition-Related Costs

August 7, 2014 – IRVING, TEXAS – Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries, today announced financial results for the second quarter ended June 28, 2014.

Net sales for the second quarter of 2014 increased to $1.0 billion, compared with $423.6 million in the same period of 2013, attributable to newly acquired operations. Operating income in the second quarter of 2014 was $75.5 million reflecting an increase of $24.7 million or 49% as compared to income for the same period of 2013. Results include a $5.0 million increase to cost of sales related to the inventory step-up associated with required purchase accounting for the VION Acquisition and $4.2 million associated with continued acquisition and integration costs of Rothsay and the VION Acquisition.

Comments on the Second Quarter

“We posted a respectable second quarter performance, which now reflects full contributions from our newly acquired operations around the world,” said Randall Stuewe, Darling Ingredients Inc. Chairman and Chief Executive Officer.

“During the second quarter, the Feed Ingredients Segment delivered a solid performance lead by North American operations. Protein and fat values remained strong around the globe. Our Bakery Feeds unit delivered a nice performance sequentially but continues to feel the pressure of eroding corn prices. Canada delivered notable earnings and Europe remained a steady contributor to operating income,” continued Mr. Stuewe. “In general, our raw material volumes were steady around the globe and margins remained healthy.”

“The Food Ingredients Segment continued to perform as anticipated. Rousselot, a global leader in gelatin, turned in a solid performance. Demand remains steady however prices were marginally lower in some geographies due to competition and tight raw material supplies. Our European edible fat business delivered lower earnings driven by compressed margins as a result of the increased supplies of raw materials primarily in Germany due to ongoing trade restrictions with Russia. CTH, our casings business, improved marginally over the first quarter of 2014.”

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“Our Fuel Ingredients Segment, anchored by Diamond Green Diesel, reported a weaker performance compared to first quarter 2014 on low RIN (Renewable Identification Number) values due to the continued uncertainty of the U.S. mandated renewable fuel volume obligation (RVO) and whether there would be an extension of the existing federal alternative fuel blenders tax credit. The DGD Joint Venture operated at name plate capacity during the second quarter of 2014 and continues to be one of the lowest cost producers of biomass based renewable diesel in the world.” Mr. Stuewe added, “Our European operations within the Fuel Ingredients Segment proved to be steady contributors with Rendac and Ecoson delivering solid returns. This quarter marked the starting of operations at our new biogas facility in Son, Netherlands; built to generate green electricity and bio-phosphate fertilizer.”

“With respect to the incident at our DGD facility in Norco, LA on August 3rd, no one was injured and the firefighting teams and Valero emergency response teams responded rapidly. The fire was isolated and extinguished. Preliminary damage assessment is underway and we hope to have the facility operational within 60 days. Most notably, the downtime will allow us to perform additional maintenance and debottlenecking to increase name plate capacity by 10% when we start back up.”

“Overall to date, we are pleased with the integration success of our new global ingredients company and look forward to bringing greater value to our customers and shareholders,” concluded Mr. Stuewe.

Continued Quarter Results

Second quarter 2014 net income was $32.8 million, or $0.20 per diluted share, compared with net income of $26.4 million, or $0.22 per diluted share, in the second quarter of 2013. The Company’s second quarter 2014 results include the following after tax costs:

•	$3.5 million ($0.02 per diluted share) related to a non-cash inventory step-up associated with the required purchase accounting for the VION Acquisition related to the portion of acquired inventory sold during the period; and

•	$2.6 million ($0.01 per diluted share) associated with the acquisition and integration of Rothsay and VION during the quarter.

Net income and diluted earnings per common share, adjusted to eliminate the one-time costs listed above, would have been $38.9 million and $0.24 per diluted share, respectively.

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Reconciliation of Net Income to Adjusted EBITDA and Pro forma Adjusted EBITDA

Darling Ingredients Inc. reports Adjusted EBITDA results, which is a non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP). The Company believes that Adjusted EBITDA provides additional useful information to investors since certain financial covenants under the Company’s Senior Secured Credit Facilities and Senior Unsecured Notes that were outstanding at June 28, 2014, are also measured based on an altered version of the Company’s Adjusted EBITDA metric. As the Company uses the term, Adjusted EBITDA means:

	Three Months Ended
Adjusted EBITDA	June 28,	June 29,
(U.S. dollars in thousands)	2014	2013
Net income	$32,757	$26,418
Depreciation and amortization	67,498	22,076
Interest expense	26,571	5,669
Income tax expense	15,503	16,335
Foreign currency gain	(11)	—
Other expense / (income), net	887	418
Equity in net (income)/ loss of unconsolidated subsidiaries	(2,040)	1,962
Net income attributable to noncontrolling interests	1,818	—

Adjusted EBITDA	$142,983	$72,878

Non-cash inventory step-up associated with VION Acquisition	4,971	—
Acquisition and integration-related expenses	4,165	—
DGD Joint Venture Adjusted EBITDA (Darling’s share) (1)	5,902	(1,962)

Pro Forma Adjusted EBITDA	$158,021	$70,916

(1)	Derived from the unaudited financial statements of the DGD Joint Venture.

For the second quarter of 2014, the Company generated Adjusted EBITDA of $143.0 million, as compared to $72.9 million in the same period a year ago. The increase was primarily attributable to the inclusion of the newly acquired businesses. On a Pro Forma Adjusted EBITDA basis, the Company would have generated $158.0 million in the second quarter 2014, as compared to a Pro Forma Adjusted EBITDA of $70.9 million in the year ago period. The increase in Pro Forma Adjusted EBITDA is attributable to the inclusion of the newly acquired businesses.

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Second Quarter Segment Performance

	Three Months Ended
Feed Ingredients ($ thousands)	June 28, 2014	June 29, 2013
Net Sales	$599,884	$421,366
Operating Income	$74,506	$58,397

•	Feed Ingredients operating income increased by $16.1 million to $74.5 million compared to the second quarter of 2013. Results reflect $1.5 million related to the non-cash inventory step-up associated with the required purchase accounting for the VION Acquisition. Adjusted operating income for the Feed Ingredient Segment without the inventory step-up costs would have been $76.0 million or $17.6 million higher than the second quarter 2013.

•	Higher earnings were predominantly related to earnings attributable to newly acquired operations. The U.S. operations contributed $2.7 million less in Feed Ingredients operating income relative to the second quarter of 2013. This reduction was principally related to lower earnings in the bakery feeds division and higher selling, general and administrative costs, depreciation and amortization expenses. Canada operations performed better than expected, while operations in Europe and China generally performed as expected.

	Three Months Ended
Food Ingredients ($ thousands)	June 28, 2014	June 29, 2013
Net Sales	$329,541	—
Operating Income	$11,313	—

•	Food Ingredients operating income was $11.3 million for the second quarter of 2014 compared to no prior reporting segment or activity in the Food Ingredients business lines in the second quarter of 2013. Results reflect $3.4 million related to the non-cash inventory step-up associated with the purchase accounting for the VION Acquisition. Adjusted operating income for the Food Ingredients Segment without the inventory step-up costs would have been $14.7 million. On an adjusted sequential quarter basis, the Food Ingredients operating income decreased by $5.1 million from $19.8 million in the first quarter of 2014. This reduction from first quarter was principally related to the European edible fats business which was adversely impacted by the closure of the Russian trade border resulting in higher raw material supply and increased production that put pressure on selling prices and resulted in lower margins for the Company’s finished products.

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•	Global demand for gelatin was generally steady with the exception of China, which saw a slight reduction in demand. The Company’s casing business improved marginally over the first quarter 2014 as a result of increased sales volume of sheep casings.

	Three Months Ended
Fuel Ingredients ($ thousands)	June 28, 2014	June 29, 2013
Net Sales	$77,534	$2,227
Operating Income	$5,439	$422

•	Fuel Ingredients operating income increased by $5.0 million to $5.4 million, exclusive of the DGD Joint Venture, compared to second quarter 2013. Including the DGD Joint Venture, the Fuel Ingredients Segment income was $6.9 million in second quarter 2014. On an adjusted sequential quarter basis, the Fuel Ingredients operating income inclusive of the DGD Joint Venture decreased by $0.3 million, which was principally related to a reduction in the equity in net income inclusion from the DGD Joint Venture, which was substantially off-set by improved earnings in the European green energy and bio-phosphate operations.

•	Results for North America continue to be negatively impacted by lower RIN values, resulting from an uncertain regulatory environment with respect to the U.S. mandated RVO requirements for 2014 and uncertainty related to the possible extension of the blenders tax credit. For the quarter, the DGD Joint Venture operated at name plate capacity.

Subsequent Event

On August 3, 2014, a fire occurred at the Diamond Green Diesel facility in Norco, LA. The fire was isolated and extinguished and no one was injured. The preliminary assessment of the incident appears to indicate that no major damage occurred to any of the vessels. Damage appears to be relatively isolated and will require some piping, mechanical and electrical replacements. The cause of the fire remains unknown at this time. The facility is currently shut down and while it is early in the preliminary assessment phase, we believe that the facility may be operational within 60 days. The DGD Joint Venture is in the process of reviewing its insurance policies, including property damage and business interruption, for available coverage under such policies. Any claims made under such policies will be subject to the terms and conditions of the underlying policy, including applicable deductibles and waiting periods.

Additionally, a decision has been made to move forward with a limited turnaround during this downtime to replace some catalyst in the Eco-finer unit along with several debottlenecking and metallurgical upgrades that should result in approximately a 10% name plate capacity increase for winter production.

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Six Months Ended June 28, 2014 Performance

For the six months ended June 28, 2014, the Company reported net sales of $1.9 billion, as compared to $869.0 million for the 2013 comparable period. The $1.1 billion increase in sales resulted primarily to the inclusion of the newly acquired businesses.

For the six months ended June 28, 2014, the Company reported a net loss of ($20.0) million, or ($0.12) per diluted share, as compared to net income of $58.8 million, or $0.50 per diluted share, for the 2013 comparable period. The results for the six months period include the following after-tax costs:

•	$34.8 million ($0.21 per diluted share) related to a non-cash inventory step-up associated with the required purchase accounting for the VION Acquisition related to the portion of acquired inventory sold during the period;

•	$20.2 million ($0.12 per diluted share) related to the redemption premium and write-off of deferred loan cost associated with the retirement of the Company’s 8.5% Senior Notes on January 7, 2014;

•	$14.6 million ($0.09 per diluted share) associated with the acquisition and integration of Rothsay and VION Ingredients during the period;

•	$8.0 million ($0.05 per diluted share) related to certain euro forward contracts entered into to hedge against foreign exchange risks related to the closing of the VION Acquisition: and

•	$5.2 million ($0.03 per diluted share) associated with discrete tax items principally associated with the VION Acquisition.

Net income and diluted earnings per common share, adjusted to eliminate the one-time costs listed above, would have been $63.4 million and $0.38 per diluted share, respectively. As compared to the six months ended June 29, 2013, this would have resulted in a $4.6 million increase in net income and a 24% decline in diluted earnings per common share.

Operating income for the six months ended June 28, 2014 was $74.9 million, which reflects a decline of $34.5 million or 32% as compared to the six months ended June 29, 2013. The results for the six months include an increase to cost of sales of $49.8 million related to the inventory step-up associated with the required purchase accounting for the VION Acquisition. Without these costs, operating income would have been $124.7 million or 14% higher than 2013. Including the Company’s share of net income of unconsolidated subsidiaries, primarily the DGD Joint Venture, operating income for the six months ended June 28, 2014, would have been $131.8 million or $22.4 million (20.5%) higher than 2013. The DGD Joint Venture has not yet distributed any earnings to its venture partners.

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Reconciliation of Net Income to Adjusted EBITDA and Pro forma Adjusted EBITDA – Six Months Ended

	Six Months Ended
Adjusted EBITDA	June 28,	June 29,
(U.S. dollars in thousands)	2014	2013
Net income/ (loss) allocable to Darling	$(20,046)	$58,823
Depreciation and amortization	133,167	43,943
Interest expense	85,428	11,294
Income tax expense/ (benefit)	(2,787)	36,753
Foreign currency loss	13,803	—
Other expense/ (income), net	2,025	(649)
Equity in net (income)/ loss of unconsolidated subsidiaries	(7,117)	3,157
Net loss/ (income) attributable to noncontrolling interests	3,615	—

Adjusted EBITDA	$208,088	$153,321

Non-cash inventory step-up associated with VION Acquisition	49,803	—
Acquisition and integration-related expenses	20,113	—
DGD Joint Venture Adjusted EBITDA (Darling’s share) (1)	14,975	(3,157)
Darling Ingredients International - 13th week (2)	4,100	—

Pro Forma Adjusted EBITDA	$297,079	$150,164

(1)	Derived from the unaudited financial statements of the DGD Joint Venture.
(2)	January 7, 2014 closed on VION Ingredients, thus the 13th week would be revenue adjusted for January 1, 2014 through January 7, 2014.

For the six months ended June 28, 2014, the Company generated Adjusted EBITDA of $208.1 million, as compared to $153.3 million in the same period a year ago. The increase was primarily attributable to the newly acquired businesses. On a Pro forma Adjusted EBITDA basis, the Company would have generated $297.1 million in the second quarter 2014, as compared to a Pro forma Adjusted EBITDA of $150.2 million in the year ago period. The increase in Pro forma Adjusted EBITDA is attributable to the inclusion of the newly acquired businesses.

About Darling

Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy and fertilizer industries. With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic

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fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company’s website at http://ir.darlingii.com.

Darling Ingredients Inc. will host a conference call to discuss the Company’s second quarter 2014 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, August 8, 2014. To listen to the conference call, participants calling from within North America should dial 877-270-2148; international participants should dial 412-902-6510. Please refer to access code 10050348. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com beginning two hours after its completion, a replay of the call can be accessed through August 14, 2014, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 10050348. The conference call will also be archived on the Company’s website.

Cautionary Statements Regarding Forward-Looking Information:

{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company’s direct and indirect subsidiaries to upstream their profits to the Company for payments on the Company’s indebtedness or other purposes; general performance of the U.S. and global economies; disturbances in world financial, credit, commodities and stock markets; any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets; volatile prices for natural gas and diesel fuel; climate conditions; unanticipated costs or operating problems related to the acquisition and integration of Rothsay and Darling Ingredients International (including transactional costs and integration of the new enterprise resource planning (ERP) system); global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, reduced demand for animal feed, or otherwise; reduced finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the National Renewable Fuel Standard Program (RFS2) and tax credits for biofuels both in the U.S. and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H1N1 flu, bovine spongiform encephalopathy (or “BSE”), porcine epidemic diarrhea (“PED”) or other diseases associated with animal origin in the U.S. or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; and/or unfavorable export or import markets. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling Ingredients Inc.

Consolidated Operating Results

For the Periods Ended June 28, 2014 and June 29, 2013

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	June 28,	June 29,	Favorable	June 28,	June 29,	Favorable
	2014	2013	(Unfavorable)	2014	2013	(Unfavorable)
Net sales	$1,006,959	$423,593	$583,366	$1,938,394	$869,015	$1,069,379
Costs and expenses:
Cost of sales and operating expenses	$747,966	$309,922	(438,044)	$1,492,945	$632,608	(860,337)
Selling, general and administrative expenses	111,845	40,793	(71,052)	217,248	83,086	(134,162)
Depreciation and amortization	67,498	22,076	(45,422)	133,167	43,943	(89,224)
Acquisition and Integration costs	4,165	—	(4,165)	20,113	—	(20,113)

Total costs and expenses	931,474	372,791	(558,683)	1,863,473	759,637	(1,103,836)
Operating income	75,485	50,802	24,683	74,921	109,378	(34,457)
Other expense:
Interest expense	(26,571)	(5,669)	(20,902)	(85,428)	(11,294)	(74,134)
Foreign currency gain/(loss)	11	—	11	(13,803)	—	(13,803)
Other income/(expense), net	(887)	(418)	(469)	(2,025)	649	(2,674)

Total other expense	(27,447)	(6,087)	(21,360)	(101,256)	(10,645)	(90,611)
Equity in net income/(loss) of unconsolidated subsidiaries	2,040	(1,962)	4,002	7,117	(3,157)	10,274

Income/(loss) before income taxes	50,078	42,753	7,325	(19,218)	95,576	(114,794)
Income taxes expense/(benefit)	15,503	16,335	832	(2,787)	36,753	39,540

Net income/(loss)	$34,575	$26,418	$8,157	$(16,431)	$58,823	$(75,254)
Net (income)/loss attributable to noncontrolling interests	$(1,818)	—	$(1,818)	$(3,615)	—	$(3,615)

Net income/(loss) attributable to Darling	$32,757	$26,418	$6,339	$(20,046)	$58,823	$(78,869)

Basic income/(loss) per share:	$0.20	$0.22	$(0.02)	$(0.12)	$0.50	$(0.62)

Diluted income/(loss) per share:	$0.20	$0.22	$(0.02)	$(0.12)	$0.50	$(0.62)

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Darling Ingredients Inc.

Condensed Consolidated Balance Sheets—Assets

For the Periods Ended June 28, 2014 and December 28, 2013

(Dollars in thousands)

	June 28,	December 28,
	2014	2013
	(unaudited)
Current assets:
Cash and cash equivalents	$143,785	$870,857
Restricted cash	350	354
Accounts Receivable, net	467,392	112,844
Inventories	431,529	65,133
Prepaid expenses	26,296	14,223
Income taxes refundable	26,448	14,512
Other current assets	33,022	32,290
Deferred income taxes	18,955	17,289

Total current assets	1,147,777	1,127,502

Property, plant and equipment
less accumulated depreciation, net	1,697,058	666,573
Intangible assets
less accumulated amortization, net	1,037,479	588,664
Other assets:
Goodwill	1,442,299	701,637
Investment in unconsolidated subsidiaries	147,662	115,114
Other	76,077	44,643
Deferred income taxes	6,443	—

Total assets	$5,554,795	$3,244,133

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Darling Ingredients Inc.

Condensed Consolidated Balance Sheets

Liabilities and Stockholders’ Equity

For the Periods Ended June 28, 2014 and December 28, 2013

(Dollars in thousands)

	June 28,	December 28,
	2014	2013
	(unaudited)
Current liabilities:
Current portion of long-term debt	$68,616	$19,888
Accounts payable, principally trade	313,171	43,742
Income taxes payable	7,830	—
Accrued expenses	167,552	113,174

Total current liabilities	557,169	176,804

Long-term debt, net of current portion	2,302,655	866,947
Other non-current liabilities	98,241	40,671
Deferred income taxes	472,863	138,759

Total liabilities	3,430,928	1,223,181

Commitments and contingencies
Total Darling’s Stockholders’ equity:	2,025,380	2,020,952
Noncontrolling interests	98,487	—

Total stockholders’ equity	$2,123,867	$2,020,952

	$5,554,795	$3,244,133

For More Information, contact: Melissa A. Gaither, Director of Investor Relations 251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Email: mgaither@darlingii.com Phone: 972-717-0300